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                                                                 Exhibit (a)(13)


                                 NETEGRITY, INC.

                                  Supplement to
            Offer to Exchange All Outstanding Options for New Options
                            (the "Offer Supplement")

The offer and withdrawal rights expire at 12:00 midnight, Eastern Daylight Time, on September 23, 2002, unless the offer is extended.

      The Offer to Exchange All Outstanding Options for New Options (the "Offer to Exchange") is amended and supplemented as set forth below. The item numbers listed below refer to the item numbers contained in the Offer to Exchange.

- The paragraph titled "Grant Dates of New Options" in the "Summary Term Sheet" section of the Offer to Exchange is amended and restated.

- The response to Question Number One in the "Questions and Answers" section of the Offer to Exchange is amended and restated.

- The first paragraph in "Section 2. Purpose of This Offer" under "The Offer" of the Offer to Exchange is amended and restated.

-        Subparagraph "b.""Determination of Validity; Rejection of Options;
         Waiver of Defects; No Obligation to Give Notice of Defects" under "Section 3. Procedure for Tendering Options," under "The Offer" of the Exchange Offer is amended and restated.

- The final paragraph of "Section 5. Acceptance of Options for Exchange and Issuance of New Options" under "The Offer" of the Exchange Offer is amended and restated.

- "Section 6. Conditions of the Offer" under "The Offer" of the Exchange Offer is amended and restated in its entirety.

Except as amended or supplemented below, the original terms and conditions of the Offer to Exchange remain in effect.


SUMMARY TERM SHEET

Grant Dates of New Options. We expect to grant 50% of the new options on or about March 25, 2003 to eligible employees who are actively employed on that date. We expect to grant the remaining 50% of the new options on or about April 25, 2003 to eligible employees who are actively employed on that date. However, if the Expiration Date of the offer is extended by us, the grant dates for the new options will also be extended. Due to the fact that the trading price of our stock has been extremely volatile, we are using two separate grant dates to smooth out to some degree effects on the exercise price of the new options caused by volatility in the market price of the company's stock.

QUESTIONS AND ANSWERS

1.    What is the Employee Value Program?

Our Employee Value Program allows you to return outstanding options that were granted to you under our plans in exchange for new options that will be granted on two separate dates as follows: (i) 50% on or about six months and one day after the eligible options are cancelled and (ii) 50% on or about seven months and one day after eligible options are
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cancelled. The exercise price of the new options will be the market price of the company's common stock on the date a new option is granted as determined in accordance with the plan under which the new option is granted. Due to the fact that the trading price of our stock has been extremely volatile, we are using two separate grant dates to smooth out to some degree effects on the exercise price of the new options caused by volatility in the market price of the company's stock.

THE OFFER

2.    Purpose of This Offer, page 9

We issued the options outstanding to:

      - provide our eligible employees with additional incentive and to promote the success of our business, and

      - encourage our eligible employees to continue their employment with us.

One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees what some may deem a valuable incentive to stay with Netegrity. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we believe we will maximize shareholder value by creating better performance incentives, and thus increasing retention, of our employees. Because we do not intend to grant (i) the first 50% of the new options until at least six months and one day after the date we cancel the options accepted for exchange and (ii) the remaining 50% of the new options until at least seven months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options. Because we intend to grant new options on two separate dates one month apart, some of the new options may have a higher exercise price than others. Due to the fact that the trading price of our stock has been extremely volatile, we are using two separate grant dates to smooth out to some degree effects on the exercise price of the new options caused by volatility in the market price of the company's stock.


Section 3. Procedures for Tendering Options, page 9

b. Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any tender. To the extent that we waive any condition of this offer, we will waive such condition as to all tendering option holders. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer and we will strictly enforce this offer period, subject only to an extension that we may grant in our sole discretion.

Section 5. Acceptance of Options for Exchange and Issuance of New Options, Page
11

After receipt of your Election Form or your Notice to Change Election From Accept to Reject, Melissa Kraus will e-mail you a Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate, and amend this offer, we currently expect that we will accept, promptly after the expiration of this offer, all properly tendered options that are not validly
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withdrawn. Promptly after the expiration of the offer, we will send each tendering option holder a notice, which may be sent by e-mail, indicating the number of shares subject to the options that we have accepted for exchange and cancelled, and, subject to the terms and conditions of this offer, the corresponding number of shares that will be subject to the new options and the periods during which we anticipate that the new options should be granted.

Section 6. Conditions of This Offer, page 11

6. Conditions of This Offer

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after August 23, 2002, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of options tendered for exchange:

         there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory, or administrative agency or authority that directly or indirectly challenges the making of this offer, the acquisition of some or all of the tendered options pursuant to this offer, or the issuance of new options, or otherwise relates in any manner to this offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations, or prospects.

         there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to this offer or Netegrity by any court or any authority, agency, or tribunal that, in our reasonable judgment, would or might directly or indirectly:

            - - make the acceptance for exchange, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of this offer or otherwise relate in any manner to this offer.

            - - delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options.

            - - materially and adversely affect Netegrity's business, condition, income, operations, or prospects.

      there shall have occurred any change, development, clarification, or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with this offer for financial reporting purposes.

      a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Netegrity, shall have been proposed, announced, or made by another person or entity or shall have been publicly disclosed.

      any change or changes shall have occurred in Netegrity's business, condition, assets, income, operations, prospects, or stock ownership that, in our reasonable judgment, is or may be material to Netegrity.

The conditions to this offer are for Netegrity's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any of those rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

                               NETEGRITY, INC.
                              September 10, 2002